UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2006

REHABCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19294	51-0265872
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 863-7422

(Company’s telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c

Item 2.02		Results of Operations and Financial Condition

The information in Exhibit 99.1 is incorporated herein by reference.

Item 7.01		Regulation FD Disclosure

The information in Exhibit 99.2 is incorporated herein by reference.

Item 9.01		Financial Statements and Exhibits

(d)		Exhibits

The following exhibits are furnished pursuant to Item 2.02 and 7.01 hereof and should not be deemed to be “filed” under the Securities Exchange Act of 1934:

	99.1	Press release dated August 3, 2006, announcing our second quarter revenues and results of operations.

	99.2	The script for a conference call held by the registrant on August 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2006

REHABCARE GROUP, INC.

By: /s/	Jay W. Shreiner
Jay W. Shreiner
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 3, 2006, announcing our second quarter revenues and results of operations.

99.2	The script for a conference call held by the registrant on August 3, 2006

Exhibit 99.1

CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
Press: Sean Leous (212) 850-5600

FOR IMMEDIATE RELEASE

Thursday, August 3, 2006

REHABCARE REPORTS SECOND QUARTER 2006 RESULTS

•	Strong revenue growth of 18 percent year-over-year
•	Freestanding Hospital division results turn accretive ahead of expectations
•	Symphony acquisition now expected to create $10-14 million of savings within 18 months
•	Integration disruption will impact earnings in 2006

ST. LOUIS, MO, August 3, 2006--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and six months ended June 30, 2006. Comparative results for the quarter and six months follow.

	Quarter Ended		Six Months Ended
Amounts in millions,	June 30,		June 30,
except per share data	2006	2005	2006		2005
Consolidated Operating Revenues	$127.7	$108.4	$249.4		$210.8
Consolidated Net Earnings (a)(b)	3.5	5.5	2.9		10.4
Consolidated Diluted Earnings per Share	0.20	0.32	0.17		0.60

Contract Therapy Operating Revenues	63.1	57.6	120.5		110.1
Contract Therapy Operating Earnings (Loss)	0.7	3.2	(0.6)		5.6

HRS Inpatient Operating Revenues	32.6	35.6	66.2		71.3
HRS Outpatient Operating Revenues	12.6	12.4	25.4		24.6
HRS Operating Revenues	45.2	48.0	91.6		95.9
HRS Operating Earnings	4.7	6.7	10.2		13.4

Freestanding Hospitals Operating Revenues	16.9	—	32.0		—
Freestanding Hospitals Operating Earnings	0.5	—	0.2		—

Healthcare Management Consulting Operating Revenues	2.6	2.8	5.3		5.1
Healthcare Management Consulting Operating Earnings (Loss)	—	(0.1)	—		(0.1)

Equity in After Tax Loss of Affiliates	(0.1)	(0.3)	(2.9	)(b)	(0.7)

(a)	Includes after tax stock-based compensation expense of $0.4 million and $0.7 million for the three months and six months ended June 30, 2006, respectively.
(b)	Includes the impact of an other than temporary decline in the value of RehabCare’s equity investment in InteliStaf of $2.8 million for the six months ended June 30, 2006.

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REHABCARE REPORTS SECOND QUARTER 2006 RESULTS	Page	2

John H. Short, Ph.D., president and chief executive officer, commented “In a challenging environment, our operating results in the second quarter were mixed. Our Contract Therapy division returned to profitability, continuing to recover from the Part B Cap impact and our Freestanding Hospital division outperformed our expectations. Our HRS division was slightly down in revenue and margins due to continued 75% Rule pressure. In May we announced an agreement to purchase Symphony Health Services, the largest acquisition in the Company’s history, which we closed on July 1. The combination of RehabCare and Symphony significantly strengthens the reach of our Contract Therapy division and accelerates our continuum of post-acute care strategy in over 50 markets, providing us the opportunity to gain greater efficiencies and economies of scale.”

Dr. Short continued, “We made substantial progress with our Freestanding Hospital division, which we created less than a year ago. We acquired Louisiana Specialty Hospital in New Orleans, a 56-bed long-term acute care hospital (inclusive of a 12-bed satellite location). This facility is located in West Jefferson Medical Center, where we manage one inpatient unit, three outpatient sites and four contract therapy sites. This acquisition extends our presence in New Orleans, a continuum market for us. On July 1, we also closed the acquisition of RehabCare Rehabilitation Hospital-Permian Basin in Midland, Texas, a 38-bed inpatient rehabilitation hospital where we have provided management and therapy services since 1988. We also operate two outpatient and two contract therapy sites in this continuum market. More significantly, through improved management of our freestanding hospitals, we increased overall patient census, which enabled the division’s operating results to become accretive for the first six months, ahead of our expectations.”

Dr. Short added, “With one month of Symphony operating history under our belts, we have achieved many cost savings in our back office functions. Additionally, given the efficiencies to be realized by converting Symphony’s management systems to RehabCare’s Palm technology, we have decided to accelerate our transition plan. As a result, we are revising our ongoing annual cost savings estimate from $8-12 million in 24 months to $10-14 million within an 18 month period. Unfortunately, we underestimated the short term transition cost and business interruption caused by shifting Symphony to our processes and systems. The acceleration of the point-of-service technology rollout, combined with the business interruptions of combining two businesses and converting to common business processes and management tools, will result in some dilution for

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REHABCARE REPORTS SECOND QUARTER 2006 RESULTS	Page	3

the balance of 2006, primarily in the third quarter.

Financial Overview of Second Quarter

Net revenues for the second quarter 2006 were $127.7 million compared to $108.4 million from the year ago quarter, an increase of 17.8 percent. The increase reflects our acquisition of the assets of MeadowBrook Healthcare in August 2005, combined with the start-up of our Arlington Rehabilitation Hospital in Arlington, Texas in December 2005 and the subsequent acquisition of Louisiana Specialty Hospital in June 2006, and growth in the number of locations in the Contract Therapy division. This was partially offset by the impact of the Part B therapy caps and lower revenues in the Hospital Rehabilitation Services division.

Consolidated net earnings were $3.5 million in the second quarter 2006 compared to $5.5 million in the prior year period. Earnings per share on a fully diluted basis for the second quarter 2006 were $0.20, inclusive of $0.02 net expense for stock based compensation, compared to $0.32 for the same period last year.

The Contract Therapy (CT) division’s net revenues for the second quarter of 2006 increased 9.4 percent to $63.1 million, compared to $57.6 million in the year ago quarter. Operating earnings for the quarter were $0.7 million compared to the prior year quarter of $3.2 million. As of June 30, 2006, the division operated in 793 locations versus 764 locations at June 30, 2005.

The year-over-year second quarter increase in revenue was driven both by the division’s sales efforts, which increased the average number of locations by 45, or 6.1 percent, and improved rates resulting from the division’s third and fourth quarter 2005 pricing initiatives. Same store revenues grew 2.1 percent, down from the historical high single digit same store growth rates.

Despite the substantial revenue growth, operating earnings for the division declined significantly year-over-year as the recovery of Part B revenue continued throughout the quarter. In addition, lower therapist productivity combined with higher wage rates resulted in a 9.0 percent year-over-year second quarter increase in labor and benefit costs per minute of therapy service. The ongoing tight therapist labor market and the Part B cap recovery were both contributing factors to the cost increase.

The Hospital Rehabilitation Services (HRS) division’s second quarter net revenues decreased 5.9 percent to $45.2 million, compared to $48.0 million in the year ago quarter. Operating earnings for the quarter were $4.7 million compared to the prior year quarter of $6.7 million. As of

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REHABCARE REPORTS SECOND QUARTER 2006 RESULTS	Page	4

June 30, 2006, HRS operated 175 programs compared to 188 at June 30, 2005. During the same time period, acute rehab units (ARU’s) decreased from 120 to 119.

HRS operating revenues were lower due to a 3.8 percent year-over-year decline in average units operated, a decline in discharges and competitive pricing pressure experienced on certain contract renewals.

Inpatient revenues were negatively impacted by a 5.6 percent decline in the average number of units operated, resulting from the net reduction of five VitalCare contracts, five hospital-based skilled nursing units and one ARU. The number of VitalCare units has stabilized. Acute rehabilitation revenue growth continues to be impacted by the 75% Rule. Same store ARU discharges for the second quarter of 2006 were down 4.0 percent from the second quarter of 2005, a slightly larger decline than forecast. On a year-to-date basis, however, same store discharges were down 2.6 percent compared to the first half of 2005, in line with the Company’s expectations.

Operating earnings for the division were negatively impacted by increases in both internal and contract labor costs resulting from the continued tight labor market for therapists. Inpatient labor and benefit costs per discharge increased 5.3 percent compared to the year ago quarter and Outpatient labor and benefit costs per unit of service increased 8.7 percent.

The Freestanding Hospital division’s net revenues during the second quarter of 2006 were $16.9 million. Operating earnings for the quarter were $0.5 million. Compared to the first quarter of 2006, net revenues and operating earnings improved $1.7 million and $0.8 million, respectively. The division’s operating earnings were impacted by improved census, as patient days on a same facility basis increased 5.0 percent sequentially. Louisiana Specialty Hospital was immediately accretive to the division’s operating profit and the performance of the Arlington Rehabilitation Hospital, which opened in late 2005, improved significantly on a sequential basis.

Stock-Based Compensation

Effective January 1, 2006, the company adopted Statement of Financial Accounting Standards No. 123 – revised 2004, “Share-Based Payment” which requires the recognition of compensation expense for all share-based compensation awarded to employees, net of estimated forfeitures, using a fair-value-based method. During the second quarter of 2006 and year-to-date June 2006, the Company recognized pretax share based compensation expense of approximately $0.6 million and $1.1 million,

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REHABCARE REPORTS SECOND QUARTER 2006 RESULTS	Page	5

or approximately $0.02 and $0.04 per diluted share after tax, respectively. This expense has been recorded as a component of corporate selling, general and administrative expenses.

Balance Sheet

At June 30, 2006 the Company had approximately $8.2 million in cash and cash equivalents, and $101.5 million of restricted cash placed in escrow to fund the July 1 closing of the Symphony Health Services acquisition. At June 30, 2006, the Company had $100.0 million outstanding under its newly amended $175 million revolving credit facility and $9.1 million in subordinated long-term debt related to various acquisitions. Days sales outstanding increased slightly sequentially from 66.2 days to 67.0 days at June 30, 2006.

2006 Financial Overview

The Company will not be providing annual revenue and earnings per share guidance for 2006. The following is a brief update of the most significant issues facing its business for the remainder of 2006:

Contract Therapy

•

The Company is accelerating its integration activities for Symphony, and increasing its estimate of ongoing cost savings from $8-12 million in 24 months to $10-14 million within an 18 month period. Integration disruption will result in some dilution during the remainder of the year, primarily in the third quarter.

•

While anticipated price increases, including CMS market basket adjustments in the fourth quarter, will mitigate increased wage and benefit costs, the Company expects its traditional contract therapy operating margins to continue to improve during the second half of 2006 returning to 2005 levels by the first quarter of 2007.

Hospital Rehabilitation Services

•

The Company anticipates that the one-year delay in 75% Rule implementation will help mitigate the impact on same store patient discharges. Its overall average compliance at June 30 is 65 percent with growth in same store 75% compliant admissions of 0.8 percent sequentially and 4.7 percent compared to the year ago quarter.

•	The Company continues to anticipate a 1-3 percent decline in year-over-year same store discharges for the full year 2006.
•	The Company now anticipates the number of HRS programs and ARU’s will

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REHABCARE REPORTS SECOND QUARTER 2006 RESULTS	Page	6

remain flat during 2006.

Freestanding Hospitals

•	The Company anticipates earnings from the Hospital division, including accounting for new facility start-up costs, will be accretive for the full year 2006.
•	The Company now anticipates opening the Northwest Texas Rehabilitation Hospital in Amarillo, Texas in October, 2006.

Dr. Short concluded, “During the quarter we have taken steps to further implement our strategic initiatives, building RehabCare into a stronger company. Having closed on Symphony, our key focus will be to more quickly integrate the cultures and best practices of RehabCare and Symphony into our combined service offerings, and to work to realize the expected $10 to $14 million in ongoing annual cost savings over the next 18 months. In Contract Therapy, now that we have recouped the lost revenue from the Part B caps our efforts will be on addressing the issues of wage rate increases and productivity to improve profitability. Additional initiatives have been added to increase capture of compliant cases in our host hospitals which should result in an absolute increase in our ARU discharges. Finally, we continue to look for joint venture and acquisition opportunities for our Freestanding Hospitals division to build out additional markets and extend our continuum of care.”

About RehabCare Group

RehabCare Group, Inc., headquartered in St. Louis, MO, is a leading provider of physical therapy management services for hospital inpatient rehabilitation and skilled nursing units, outpatient programs and contract therapy services in conjunction with more than 1,400 hospitals and skilled nursing facilities in 42 states, the District of Columbia and Puerto Rico. RehabCare also owns and operates freestanding rehabilitation hospitals and long-term acute care hospitals. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.

A listen-only simulcast of RehabCare’s second quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:00 P.M. Eastern time today and ending at midnight on August 24, 2006. The dial-in number for the replay is (630) 652-3041 and the access code is 15194835.

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REHABCARE REPORTS SECOND QUARTER 2006 RESULTS	Page	7

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com.

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REHABCARE REPORTS SECOND QUARTER 2006 RESULTS	Page	8
I. Condensed Consolidated Statements of Earnings
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating revenues	$127,666	$108,353	$249,384	$210,784
Costs & expenses
Operating	101,074	81,206	198,314	157,704
Selling, general & administrative:
Divisions	9,690	8,828	18,846	17,463
Corporate	8,080	6,104	16,629	12,103
Depreciation & amortization	2,957	2,408	5,861	4,701
Restructuring	(191)	—	(191)	—
Total costs & expenses	121,610	98,546	239,459	191,971

Operating earnings, net	6,056	9,807	9,925	18,813

Other income (expense), net	13	24	(26)	38

Interest expense, net	(153)	(104)	(221)	(146)
Earnings before income taxes and equity in net loss of affiliates	5,916	9,727	9,678	18,705

Income taxes	2,337	3,940	3,823	7,575
Equity in net loss of affiliates	(102)	(298)	(2,943)	(739)
Minority interest	3	—	3	—

Net earnings	$3,480	$5,489	$2,915	$10,391

Diluted earnings per share	$0.20	$0.32	$0.17	$0.60
Weighted average diluted shares outstanding	17,232	17,245	17,202	17,195
II. Condensed Consolidated Balance Sheets
(Amounts in thousands)
	Unaudited
	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$8,172	$28,103
Accounts receivable, net	95,210	85,541
Deferred tax assets	7,090	6,359
Other current assets	8,268	7,295
Total current assets	118,740	127,298

Restricted cash	101,500	-
Property and equipment, net	29,350	27,495
Excess of cost over net assets acquired, net	105,764	94,960
Intangible assets	13,801	7,560
Investments in unconsolidated affiliates	3,381	6,324
Other assets	10,833	9,288
	$383,369	$272,925
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$2,612	$3,408
Payables & accruals	60,473	63,226
Total current liabilities	63,085	66,634

Long-term debt, less current portion	6,500	4,059
Revolving credit facility	100,000	—
Other non-current liabilities	8,431	3,984
Minority interest	46	—
Stockholders’ equity	205,307	198,248
	$383,369	$272,925

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REHABCARE REPORTS SECOND QUARTER 2006 RESULTS	Page	9
III. Operating Statistics
(Dollars in 000’s)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Contract Therapy
Operating revenues	$63,053	$57,629	$120,491	$110,088
Operating expenses	52,572	46,085	101,921	87,957
Division SG&A	4,590	4,019	8,792	7,974
Corporate SG&A (a)	4,015	3,338	8,109	6,618
Depreciation and amortization	1,173	1,022	2,300	1,981
Operating earnings (loss) (b)	$703	$3,165	$(631)	$5,558

Average number of locations	790	745	770	730
End of period number of locations	793	764	793	764

Hospital Rehabilitation Services (HRS)
Operating revenues
Inpatient	$32,626	$35,632	$66,233	$71,264
Outpatient	12,567	12,414	25,411	24,595
Total	$45,193	$48,046	$91,644	$95,859
Operating expenses	32,270	32,960	64,986	65,928
Division SG&A	4,160	4,336	7,875	8,521
Corporate SG&A (a)	2,909	2,677	6,209	5,334
Depreciation and amortization	1,156	1,377	2,351	2,704
Operating earnings (b)	$4,698	$6,696	$10,223	$13,372

Average number of programs
Inpatient	136	144	137	144
Outpatient	43	42	42	41
Total	179	186	179	185

End of period number of programs
Inpatient	135	146	135	146
Outpatient	40	42	40	42
Total	175	188	175	188

Freestanding Hospitals
Operating revenues	$16,880	$—	$32,033	$—
Operating expenses	14,263	—	27,454	—
Division SG&A	450	—	1,112	—
Corporate SG&A (a)	1,054	—	2,104	—
Depreciation and amortization	611	—	1,183	—
Operating earnings (b)	$502	$—	$180	$—

End of period number of facilities	6	—	6	—

Healthcare Management Consulting
Operating revenues (c)	$2,609	$2,811	$5,305	$5,121
Operating loss (b)	(38)	(54)	(38)	(117)

(a)

During Q2 2006 and YTD 2006, the Company incurred $0.6 million and $1.1 million of stock compensation expense in accordance with the provisions of SFAS #123R. These costs have been allocated to the divisions as part of corporate SG&A.

(b)	A second quarter 2006 reversal of previously recognized restructuring expenses of $191 was not allocated to the operating earnings of the divisions.
(c)

Includes intercompany sales, at market rates, of $69 and $89 for the three months and six months ended June 30, 2006, respectively, and $133 and $284 for the three months and six months ended June 30, 2005, respectively.

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com

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